                                                              Exhibit 99.B(p)(9)

ASHMORE INVESTMENT MANAGEMENT LIMITED


CODE OF ETHICS



(Latest revision 27 February 2003)

PURPOSE

Ashmore Investment Management Limited ("Ashmore") provides investment advisory services to various clients and accounts, which may include investment companies registered under the Investment Company Act 1940 as amended (" the Company Act") of the United States ("the Funds").

In accordance with the United States Investment Company Act 1940 Rule 17j-1 ("the Rule") the Funds and their investment advisers must adopt a written code of ethics, which is reasonably designed to prevent specific individuals ("Access Persons" - see below) from conducting their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients.

In recognition of this duty, Ashmore has adopted this Code of Ethics ("the Code"), which is in compliance with the Rule, and which shall be applied across all UK registered corporate entities within the Ashmore Group of Companies under the ownership of Ashmore Group Limited. Any references in the Code to "Ashmore" or "Ashmore Group" will be interpreted to mean any and all of such corporate entities.

Ashmore must submit the Code to the Funds' boards of directors for approval before its initial appointment as investment adviser. Before doing so, Ashmore must certify to the Funds' boards of directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Ashmore will submit subsequent material changes to the Code to the Funds' boards of directors within three months of such changes coming into effect.

RELATIONSHIP WITH ASHMORE COMPLIANCE MANUAL

Ashmore maintains a detailed Compliance Manual which is intended to satisfy the wide range of rules and regulations of its primary regulator, the UK Financial Services Authority (FSA) that are relevant to the Ashmore Group's activities. Ashmore also maintains other written Policies and Procedures, which govern the way in which Ashmore Group staff fulfill their day-to-day responsibilities.

The Code comprises relevant extracts from Ashmore's Compliance Manual and Policies and Procedures documents (together "the Manual"), which separately are in compliance with individual sections of the Rule. Such extracts have been drawn together to create a single document for registration as an exhibit to the necessary United States Securities and Exchange Commission ("SEC") filings of the Funds. Accordingly, compliance with the Manual automatically confirms compliance with the Code.

Ashmore staff are required to sign a declaration that they have read and understood the Manual and will abide by the policies therein at all times. Failure to observe compliance guidelines and policies may result in disciplinary proceedings against them.

ACCESS PERSONS

The Rule requires compliance with the Code by persons defined as "Access Persons". Ashmore has examined such definition, and is fully satisfied that persons defined and referred to in the Manual and below as "Approved Persons" are at least equivalent to "Access Persons". In certain circumstances, Ashmore requires compliance with the Code by all staff. Accordingly, Ashmore is satisfied that the Code more than meets the requirements of Rule 17j-1 in this respect.

ASHMORE'S COMPLIANCE AND REPORTING OBLIGATIONS

Ashmore's Compliance Officer undertakes a regular compliance monitoring programme ("CMP"), the depth and frequency of its elements being structured to take account of compliance risk. Ashmore is satisfied that the CMP, which is sufficiently flexible to accommodate changes in business patterns, or to concentrate on specific areas that require attention, includes monitoring procedures that are capable of identifying material issues arising in connection with or material violations of the Code should they occur.

No less frequently than annually, Ashmore must furnish to the Funds' board of directors, and the board of directors must consider, a written report that:

a) Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b) Certifies that Ashmore has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

EXTRACTS FROM THE MANUAL

(NUMBERING BELOW IS AS ESTABLISHED WITHIN THE MANUAL)
(Bracketed references are to specific rules and guidance in the FSA Handbook of Rules and Guidance)

2.     THE FSA PRINCIPLES FOR BUSINESSES

Ashmore's reputation is crucial to the continued success of its business - ASHMORE AND ITS STAFF MUST ADHERE TO THE FOLLOWING FSA PRINCIPLES (PRIN2.1.1R) in their business activities:

1.     Integrity - A firm must conduct its business with integrity.

2. Skill, care and diligence - A firm must conduct its business with due skill, care and diligence.

3. Management and control - A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4.     Financial prudence - A firm must maintain adequate financial resources.

5.     Market conduct - A firm must observe proper standards of market conduct.

6. Customers' interests - A firm must pay due regard to the interests of its customers and treat them fairly.

7. Communications with clients - A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

8. Conflicts of interest - A firm must manage its conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

9. Customers: relationships of trust - a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment.

10. A firm must arrange adequate protection for clients' assets when it is responsible for them.

11. A firm must deal with its regulators in an open and co-operative way and must disclose to the FSA appropriately anything relating to the firm of which the FSA would reasonably expect notice.

The FSA requires firms to apply these principles in whichever territory they conduct their business (or in respect of Principle 5 wherever contravention would have a negative effect on confidence the UK financial system). Additionally, if a regulation has a wider territorial scope than the UK, that wider scope must apply. Accordingly, these principles are intended to prevent "Unlawful Actions" as referred to in United States Investment Company Act 1940 Rule 17j-1b. Adherence with Section 5 of this Compliance Manual (The Approved Persons Regime and Code of Conduct) is also intended to prevent such "Unlawful Actions".

NOTE TO ASHMORE STAFF: this Compliance Manual includes a CODE OF PRACTICE FOR APPROVED PERSONS and STATEMENTS OF PRINCIPLE to accompany it (in addition to the above Principles for Business). There is an emphasis on personal culpability, and if you breach the Code, sanctions against you may result - you may be fined, publicly censured or in extreme circumstances banned from employment in the financial services industry. For further information refer to SECTION 5 in this Compliance Manual.

5.     THE APPROVED PERSONS REGIME AND CODE OF CONDUCT

The Approved Persons Regime reflects the same broad tenets that have been in operation in the financial services industry for several years. In other words, a person who engages in regulated activities in a firm is responsible for the proper discharge of those activities.

However, with effect from N2 (1st December 2001), the FSA has defined specific functions within a firm that only a person whom the FSA has approved ("approved persons") may carry out. These functions are known as "controlled functions" (specified in rule SUP10.4.5R). The purpose of the Approved Persons Regime is to direct enforcement against people who do not observe the seven "Statements of Principle" for approved persons.

BREACHES MAY BE DEALT WITH BY PERSONAL CENSURE, FINE OR A BAN FROM FUTURE EMPLOYMENT IN THE INDUSTRY. YOU SHOULD THEREFORE BE AWARE HOW THE REGIME IMPACTS UPON YOU AND YOUR ROLE AT ASHMORE.

5.1    CONTROLLED FUNCTIONS

The underlying purpose of "controlled functions" is to establish and mark the boundaries of the Approved Persons Regime. They are the functions that the FSA sees as key to the operation of the FSMA2000 regulated activities. By establishing these functions, the FSA can directly regulate an individual, thereby complementing the regulation of the authorised firm for which the "approved person" performs the function.

The chart of Ashmore's controlled functions is set out below:

Significant influence  Governing functions    CF1. Director
functions                                     CF2. Non-executive director
                                              CF3. Chief executive
(the persons
performing such        Required functions     CF8. Apportionment & oversight
functions are                                 CF10. Compliance oversight
involved in                                   CF11. Money laundering reporting
development and
operation of           Systems and control    CF13. Finance
Ashmore's              functions              CF15. Internal audit
governance,
systems and            Significant            CF20. Significant management
controls, including    management             (settlements)
business strategy      functions
and ethical
standards)
                       Customer functions     CF21. Investment adviser
                                              (not trainees)
                                              CF23. Corporate finance adviser
                                              CF27. Investment management

The most current chart detailing those individuals to whom the above controlled functions have been allocated (and who are registered with the FSA as "approved persons") is set out in APPENDIX 5.1.

5.2    APPROVED PERSONS

An Approved Person covers more than someone who deals with or advises customers.

An Approved Person falls into either or both of two categories of activity:

- You are an Approved Person if you deal directly with clients and client assets;
- You are also an Approved Person if you exercise significant influence over a firm

IF YOU ARE AN APPROVED PERSON, THE MOST IMPORTANT ISSUE IS THE EMPHASIS PLACED BY THE FSA ON THE DIRECT ENFORCEMENT OF YOUR PERSONAL RESPONSIBILITY FOR THE PROPER PERFORMANCE OF YOUR JOB FUNCTION.

If you are subject to the Approved Persons Regime, your name will appear alongside a Controlled Function in APPENDIX 5.1.

If your name does not appear, you are still required to act in accordance with this Compliance Manual in carrying out your own role at Ashmore. The essence of a strong investment business is a positive compliance culture, and the Ashmore management expects consistent standards of conduct.

5.3    THE CODE OF PRACTICE FOR APPROVED PERSONS

As part of the Approved Persons Regime, the FSA has set seven Principles for Approved Persons, and a Code of Practice. The Code provides examples of conduct that the FSA believes does not comply with the Principles. These will be summarised in SECTION 5.4 below.

PERSONAL CULPABILITY - an Approved Person will only breach a Principle where he is personally culpable. This new personal culpability feature will arise in two circumstances:

-      If your action (or inaction) was deliberate;
-      If your standard of conduct did not meet reasonable standards.

In making the determination of personal culpability, the FSA will take into account the precise circumstances of a situation, the characteristics of your function and the standards expected of a person in that function.

CONSEQUENCES - a violation of the Principles can result in sanctions against Ashmore and its employees. The FSA can fine Ashmore, issue a public censure, or even review whether it continues to permit Ashmore to conduct business. SIMILARLY, THE FSA CAN FINE AND PUBLICLY CENSURE APPROVED PERSONS, AND IN EXTREME CIRCUMSTANCES, BAN THEM FROM THE INDUSTRY.

5.4    THE CODE AND THE PRINCIPLES

The Code sets out a Principle, and then specifies examples of conduct that in the opinion of the FSA violates the Principle. The examples set out below are not exhaustive - but they are illustrative of the FSA's approach under the Code.

PRINCIPLE 1 - AN APPROVED PERSON MUST ACT WITH INTEGRITY IN CARRYING OUT HIS
CONTROLLED FUNCTION                             (APER2.1.2P)

This requires an Approved Person to deal with others in an open, fair and honest manner.

CONDUCT THAT VIOLATES PRINCIPLE 1

1. Deliberately misleading a client, Ashmore, its Compliance Officer or other officer, or the FSA by providing false or inaccurate information:

       -   Falsifying or destroying documents or tapes;
       -   Misleading a client about the risks of or charges for a transaction;
       - Misleading a client about likely investment performance by providing inappropriate projections of future investment returns;
       - Mismarking the value of an investment or a position - or procuring an unjustified alteration of prices on illiquid or off-exchange contracts;
       -   Misleading Ashmore employees about the nature of risks being accepted;
       - Misrepresenting details of training received, qualifications, past employment or experience;
       - Failing to disclose personal dealings under the Ashmore Personal Account Dealing procedures.
2. Deliberately carrying out a discretionary transaction that is unsuitable for a fund or segregated account.
3. Deliberately failing to advise a customer or the FSA that they have misunderstood a material issue:
       -   Failing to disclose the existence of a falsified document;
       -   Failing to correct a mismarked position immediately.
4.     Deliberately preparing inaccurate records or returns:
       - Inaccurate or inappropriate performance reports for customers (such as relying on past performance without the required warnings);
       - Preparing inaccurate trade confirmations or other records of transactions or customer positions.
4      Deliberately misusing a client's assets:
       -   Churning a client's account
       -   Misappropriating a client's assets or wrongly retaining its funds;
       - Wrongly using one client's funds for another client's or otherwise using a client's funds for purposes other than those for which they were provided;
       - Wrongfully pledging a client's assets as security or margin where not permitted to do so.
5 Deliberately designing a transaction to make it appear consistent with the FSA and other regulatory rules when it is not.
6      Deliberately not disclosing a conflict of interest.

PRINCIPLE 2 - AN APPROVED PERSON MUST ACT WITH DUE SKILL, CARE AND DILIGENCE IN
CARRYING OUT HIS CONTROLLED FUNCTION                    (APER2.1.2P)

This requires an Approved Person to adopt the same ethic as with Principle 1, but it requires you to be competent and to have the necessary qualifications to do your job.

CONDUCT THAT VIOLATES PRINCIPLE 2

1. Not informing a customer or Ashmore of information you should know you ought to disclose:

       -   Mismarking positions;
       - Giving inaccurate information to other Ashmore staff or the auditors.

2. Recommending or advising on a transaction where you do not have a reasonable understanding of the risk to the customer of that transaction:

       - Not understanding the customer's actual or potential liability in a transaction;

3. Undertaking a transaction without understanding the risk exposure of the fund.

4.     Not providing adequate control over a client's assets:

       -   Failing to process a fund transaction in a timely manner.

5. Continuing your job in a controlled function even though you have failed to meet the prescribed standards of knowledge and skill.

PRINCIPLE 3 - AN APPROVED PERSON MUST OBSERVE PROPER STANDARDS OF MARKET CONDUCT
IN CARRYING OUT HIS CONTROLLED FUNCTION                 (APER2.1.2P)

This requires an Approved Person to comply with the many and various conduct of business rules and codes of conduct for investment business.

CONDUCT THAT IS CONSISTENT WITH PRINCIPLE 3

The code does not specify examples of violations - instead it states that compliance with the variety of market codes will suggest compliance with the Principle.

PRINCIPLE 4 - AN APPROVED PERSON MUST DEAL WITH THE FSA AND WITH OTHER REGULATORS IN AN OPEN AND COOPERATIVE WAY AND MUST DISCLOSE APPROPRIATELY ANY INFORMATION OF WHICH THE FSA WOULD REASONABLY EXPECT NOTICE. (APER2.1.2P)

The FSA has considerable powers to gather information in their regulation of the industry. A failure to cooperate with the FSA or to deal with them openly can entail serious legal and reputation consequences for a firm or its employees.

CONDUCT THAT VIOLATES PRINCIPLE 4

1. Failing to report promptly matters that are of material significance to Ashmore. Examples would include, without limitation, a potential rule violation, a customer complaint, a suspicion of money laundering, or a change in your personal circumstances.

Note: Under Ashmore's procedures, you should report such matters as referred to above to the Compliance Officer, who will take such further action as necessary.

2. Where the Approved Person is charged with the responsibility of making a report to the FSA, failing to make that report, whether in response to questions or otherwise.

3. Failing to answer accurately a question from a regulator - or failing to attend an interview requested or demanded by a regulator - or failing to provide a regulator with appropriate documents or information in response to that regulator's request.

THE PRINCIPLES 1,2,3 AND 4 SET OUT ABOVE ARE APPLICABLE TO ALL APPROVED PERSONS AT ASHMORE, INCLUDING SENIOR MANAGEMENT. PRINCIPLES 5,6 AND 7 SET OUT BELOW ARE APPLICABLE TO SENIOR MANAGEMENT ONLY.

PRINCIPLE 5 - AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST TAKE REASONABLE STEPS TO ENSURE THAT THE BUSINESS OF THE FIRM FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION IS ORGANIZED SO THAT IT CAN BE CONTROLLED EFFECTIVELY.
                        (APER2.1.2P)

This requires the Chief Executive to implement clear apportionment and allocation of duties and responsibilities to management and staff, to keep them under review and update them as appropriate. It also requires all senior management to delegate duties to personnel with the appropriate levels of skill and experience.

CONDUCT THAT VIOLATES PRINCIPLE 5

1. Failing to make and maintain apportionment of responsibilities for all business areas and to allocate and communicate them clearly to Ashmore's directors and senior managers and other staff:
       - Implementing confusing or uncertain reporting lines, and authorization levels;

       - Implementing confusing or uncertain job descriptions and responsibilities;

       - Failing to review regularly the significant responsibilities and to take action as necessary.

2. Failing to ensure that responsibilities are allocated to suitable individuals:
       - Failing to review staff competence, knowledge, skills and performance to assess their suitability, despite evidence that their performance is unacceptable;
       - Giving undue weight to a fund manager's financial performance when considering whether he is or remains suitable for his role;
       - Allowing managerial vacancies to remain uncovered when risk of non-compliance with regulations might exist.

PRINCIPLE 6 - AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST EXERCISE DUE SKILL, CARE AND DILIGENCE IN MANAGING THE BUSINESS OF THE FIRM
FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION.      (APER2.1.2P)

This requires all senior management to understand the areas of business for which they are responsible, to delegate responsibly, to monitor staff, contractors and practices, and to expand the business only after careful consideration of the risks involved.

CONDUCT THAT VIOLATES PRINCIPLE 6

1. Failing to take adequate steps to gain adequate information about the business area(s) for which you are responsible:

       -   Permitting transactions without understanding the risks involved;

       - Permitting expansion of the business without considering the risks adequately;

       - Inadequately monitoring highly profitable or unusual transactions or business practices;

       - Accepting implausible or unsatisfactory explanations from staff without testing their voracity;

       -   Failing to obtain independent expert opinion where necessary.

2. Delegation internally or externally without proper understanding of the issue or consideration of the delegate's competence, knowledge, skill or capacity to deal with the issue:

       - Disregarding the issue or failing to obtain relevant reports once it has been delegated.

3.     Failure to supervise or monitor a delegated issue:

       - Failing to take personal action where progress is unreasonably slow or where you receive unsatisfactory explanations;

       - Failing to review the performance of an outside contractor to whom you have delegated an issue.

PRINCIPLE 7 - AN APPROVED PERSON PERFORMING A SIGNIFICANT INFLUENCE FUNCTION MUST TAKE REASONABLE STEPS TO ENSURE THAT THE BUSINESS OF THE FIRM FOR WHICH HE IS RESPONSIBLE IN HIS CONTROLLED FUNCTION COMPLIES WITH THE RELEVANT
REQUIREMENTS AND STANDARDS OF THE REGULATORY SYSTEM.    (APER2.1.2P)

This requires the Chief Executive and senior management to set up compliance procedures and controls, to monitor them, to examine breaches and to implement improvements where necessary.

CONDUCT THAT VIOLATES PRINCIPLE 7

1. Failing to take adequate steps to implement satisfactory systems of control, either personally or through a compliance department, and to monitor compliance with regulatory requirements.

2. Failing to consider and understand breaches that have occurred, and to correct them, if necessary with the help of outside experts.

3. Failing to ensure that systems, procedures and controls are reviewed, and improved as appropriate in a timely manner.

4. In the case of the Money Laundering Reporting Officer, failing to discharge the responsibilities imposed upon him in accordance with Chapter 8 of the Money Laundering sourcebook.

5.5    REPORTING REQUIREMENTS RELATING TO CONTROLLED FUNCTIONS

5.5.1  ANNUAL REPORTING OF CONTROLLED FUNCTIONS

Ashmore is required (by SUP10.9.8R), no later than 31st July each year to advise the FSA of the names of the approved persons who are carrying out significant management functions, together with their brief job description (unless within the 12 months preceding 30th June an interim report has already been made).

5.5.2  REPORTING OF CHANGES IN CONTROLLED FUNCTIONS AND APPROVED PERSONS

The Compliance Officer maintains and monitors a control record of approved persons and controlled functions, supplemented by a file of correspondence and forms filed with the FSA.

Ashmore is required to notify the FSA of certain changes in respect of controlled functions. Any changes under the following headings must be notified to the Compliance Officer, who will carry out the notification as required on the prescribed FSA form:

- appointment of a candidate to a controlled function (FORM A) (the individual may only perform the function after approval by the FSA (SUP10.12.1G));

-      withdrawal of an application for approval (FORM B) (SUP10.12.13R);

- change of responsibilities thereby creating a change from one controlled function to another (FORM E) or adding an additional controlled function (FORM A) (the individual may only perform the new function after approval by the FSA (SUP10.13.1G));

- ceasing to perform a controlled function (FORM C) (notification required within 7 days of the change (SUP10.13.6R));

- changes to an Approved Person's title, name or National Insurance number (notification required within 7 days of the change (SUP10.13.14R)), but not a change to private address (FORM D);

- awareness of information, which would reasonably be material to the assessment of a candidate's or an Approved Person's fitness or propriety (notification required as soon as practicable (SUP10.13.16R)).

Where a change of employment is anticipated, where either a person is leaving Ashmore for another authorised firm, or joining Ashmore from another firm, both firms are required to act as soon as reasonably practicable in the appropriate exchange of information and references in accordance with rule SUP10.13.12R and guidance SUP10.13.13G.

10.    INSIDER DEALING

In brief, insider dealing involves the use of non-public price sensitive information about a company to deal in securities on a recognised stock exchange in order to make a profit or avoid a loss. In the United Kingdom, insider dealing is a criminal offence leading to imprisonment and/or a fine.

An individual who has non-public information must not:

- deal in "price affected securities", whether for himself or on behalf of Ashmore;

- encourage another to deal in price affected securities (whether or not that other person knows they are price affected); or

- disclose the information to another person (other than in the proper performance of his employment).

This prohibition applies to all securities traded on a regulated market and includes shares, corporate and government debt futures, options and warrants relating to those securities, index futures and options, OTC derivatives and other derivatives.

"Inside information" means information which:

- relates to particular securities or a particular issuer of securities (not to securities generally);

-      is specific or precise;

- has not been made public but, if it were made public, would be likely to have a significant effect on the price of the securities ("price affected securities").

Note that price affected securities may be those of another company in the same sector.

However, inside information does not include "market information" (essentially, information about purchases and sales of securities, the price at which securities are bought and the parties doing the buying and selling, as long as it is reasonable for an individual to have acted on the information).

For example, information about a secondary market placing would be market information, so it would not be insider dealing for salesmen to approach their clients in order to find places for the stock, thereby facilitating the transaction. There may be certain circumstances, however, where the size of the holding or its obvious origin could be deemed to be price sensitive information and the client should always be cautioned that the information is confidential and he should not therefore act on that information.

Information is regarded as being public if:

- it is publicised in accordance with the rules of a regulated market in order to inform investors and their professional advisors;

-      it appears in records legally required to be open to public inspection;

-      it can be readily acquired by those likely to deal in the securities, or

-      it is derived from information, which is made public.

Information may be treated as being made public even though:

-      it can be acquired only by persons exercising diligence or expertise;

-      it is only communicated to a section of the public;

-      it can only be acquired by observation;

-      it can only be acquired on payment of a fee;

-      it is publicised only outside the particular country.

No Ashmore employee may dishonestly conceal any material facts for the purpose of inducing, or where he is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment or to refrain from buying or selling an investment. This may include an Ashmore employee who conceals price sensitive information from a counter-party to induce him to deal if the concealment is dishonest.

17.    PERSONAL ACCOUNT DEALING

PRINCIPLE 3 - MANAGEMENT AND CONTROL - A FIRM MUST TAKE REASONABLE CARE TO ORGANISE AND CONTROL ITS AFFAIRS RESPONSIBLY AND EFFECTIVELY, WITH ADEQUATE RISK MANAGEMENT SYSTEMS.

PRINCIPLE 8 - CONFLICTS OF INTEREST - A FIRM MUST MANAGE ITS CONFLICTS OF INTEREST FAIRLY, BOTH BETWEEN ITSELF AND ITS CUSTOMERS, AND BETWEEN A CUSTOMER AND ANOTHER CLIENT.

The following rules are established in order to:

- maintain standards of conduct within Ashmore to the highest levels of integrity;

- ensure that the interest of clients take precedence over the interests of Ashmore staff;

- protect Ashmore staff from unfounded allegations of insider dealing or other abuses of confidential information.

The spirit, and not only the letter, of the rules should be observed.

17.1   APPLICATION OF THE RULES

These rules apply to all personal dealings in securities (defined below) by you (and your spouse), as an employee and/or director of Ashmore and applies whichever company within Ashmore employs you and whether you are permanent, temporary, contract or on probation.

In addition to dealings by you for your own account the rules also apply to dealings by you:

- for the account of a "Connected Person" - that is, anyone connected with you by reason of a domestic or business relationship (other than solely because that person is a customer of Ashmore) such that you have influence over that person's judgement as to how to invest his property or exercise any rights attaching to securities;

- in your capacity as an executor or administrator of an estate, or as a trustee of a trust, in which a significant interest is held by you, or any associate of yours, or any company or partnership controlled by you or by such associate;

- otherwise in your capacity as a personal representative or a trustee, except where you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

- for the account of another person unless you do so in the course of your employment with Ashmore.

The rules do NOT apply to any discretionary transaction entered into for you, and without prior communication with you, provided that the discretion is not exercised by Ashmore (see Section 17.7 below for investments in Ashmore funds), or any transaction by you concerning a life policy or units in an open-ended regulated collective investment scheme (authorised or recognised unit trust).

For the purpose of these rules "securities" includes stocks and shares, debentures, bonds, units in unregulated collective investment schemes, government and public securities, certificates of deposit, warrants, futures, options, collateralised bond obligations (CBOs) and contracts for differences (e.g. forward rate agreements, interest rate swaps, market indices), whether UK or foreign, and whether listed or unlisted. Bets placed on proprietary betting instruments (such as IG index, City Index or similar indices) are also covered, but the use of such instruments by Ashmore staff is discouraged.

"Securities" also includes any security as defined in section 2(a)(36) of the Investment Company Act of 1940 of the United States, and insofar as not included in the paragraph immediately above, includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. This definition of "securities" does not include:

-      direct obligations of the Government of the United States;
- bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.
-      shares issued by open-ended funds.

These rules also apply to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, exercising an option and buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

You must take reasonable steps to ensure that any Connected Person acting on his own account observes the requirements of these rules as though they applied to him as well.

17.2   GENERAL RULE

Ashmore staff may not invest in any emerging markets debt or equity except through Ashmore's own funds.

Subject to the limitations and prohibitions set out in these rules, you may otherwise deal in securities.

You must obtain the PRIOR WRITTEN APPROVAL of the Compliance Officer BEFORE undertaking transactions in futures, options, or contracts for differences. You must also obtain such PRIOR WRITTEN APPROVAL before undertaking transactions in an Initial Public Offering, or a Limited Offering (as such terms are defined in Rule 17j-1 (a) of the US Investment Company Act 1940). If it is the Compliance Officer wishing to undertake such transactions then the approval is from the Chief Executive. Any transaction approved by this procedure must be executed within 24 hours of the date of approval, or 4 weeks from the next dealing date in the case of Ashmore managed funds, otherwise the approval lapses.

You should note that it is the duty of the Compliance Officer to check compliance with the Personal Account Dealing rules and this will be done on a regular basis. Breaches will be recorded in Ashmore's Breaches Register, and will be reported at the next meeting of the Risk and Compliance Committee, which may ultimately result in disciplinary action.

17.3   REPORTING PROCEDURES

No later than 10 days after establishing the relationship, you must advise the Compliance Officer of any firm through which you transact any personal dealing and provide details of any discretionary investment management agreements you have entered into by providing the name of the party with whom you have such agreement, and the date of the agreement. The Compliance Officer will record this information in Ashmore's Personal Accounting Dealing files including the date on which you reported the relevant agreement.

The Compliance Officer will write to each firm (broker) used by staff, requesting them to send a copy of all contract notes to the Compliance Officer and all members of staff will provide their agreement to this request if their broker so requires. You must inform any authorised person with or through whom you effect any transaction that you are an employee of Ashmore.

The Compliance Officer will ensure that the contract notes received meet all the information that is required to be reported under Rule 17j-1(d) of the US Investment Company Act of 1940, so that with respect to any transaction during the quarter in which you had any direct or indirect beneficial ownership, they should state:

- The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

- The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

-      The price at which the transaction was effected;

- The name of the broker, dealer or bank with or through which the transaction was effected; and

-      The date that the report was received.

17.3.1 QUARTERLY DECLARATION

Following the end of each calendar quarter, the Compliance Officer will provide you with a declaration that you must sign and return to him within 10 days of the end of that calendar quarter. The declaration will confirm that you have met the requirements of Ashmore's Personal

Account Dealing procedures and that you have provided information in respect of all broker arrangements to ensure full and complete capture by the Compliance Officer of your personal dealings in securities. If you have not provided complete information, your response must include information in respect of the missing securities, in the detail required in the section above, and details concerning omitted broker agreements.

17.3.2 ANNUAL HOLDINGS REPORT

In accordance with the requirements of the US Investment Company Act of 1940 Rule 17j-1, within 30 days of the end of each calendar year, you are required to provide the Compliance Officer with an Annual Holdings Report containing the following information (up to date to within 30 days of the date on which you submit the report):

- The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership;

- The name of any broker, dealer or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit.

The Compliance Officer will record the date that your report is submitted to him, and as part of the CMP, will review all such reports for compliance with these procedures.

The Compliance Officer will also provide you with a declaration that you must sign and return to him within 10 days of the end of that calendar quarter. The declaration will confirm that you have met the requirements of Ashmore's Personal Account Dealing procedures and that you have provided information in respect of all broker arrangements to ensure full and complete capture by the Compliance Officer of your personal dealings in securities. If you have not provided complete information, your response must include information in respect of the missing securities, in the detail referred to above, and details concerning omitted broker agreements.

These rules also apply to non-executive directors of Ashmore, each of whom is obliged to notify the Compliance Officer within 14 days of any personal account dealing he has undertaken. If a non-executive director is also an employee of a regulated firm which has similar personal account dealing rules, then an annual confirmation from that firm's compliance officer that their "PAD" rules have been adhered to is sufficient, although the Compliance Officer should be permitted to inspect their records at any time on request.

17.4   CONFLICTS OF INTEREST AND DUTY

You must not effect transactions in any security if to do so may, or may appear to, involve a conflict of your own interest with that of any customer or with your duty to any customer, or otherwise have an adverse effect upon the particular interests of any customer.

You must not effect any transaction if you know or should know that Ashmore has accepted instructions from a customer, or has decided on behalf of a customer, to effect a transaction and the instructions or decisions have not yet been carried out. This applies whether or not Ashmore's transaction is likely to affect the price of the securities concerned, but it does not apply if Ashmore's order cannot be executed owing to a limit price attached to it or the order is of such a size that it cannot be completed.

You must not accept any gift or inducement from any person, which is likely to conflict with your duties to any customer of Ashmore.

You are not permitted to request or accept any financial accommodation, benefit or special dealing facilities from any stockbroker or dealer in securities outside the Ashmore group without the prior written consent of the Compliance Officer.

You may not deal for an employee of another firm if you know or suspect that that employee is seeking to contravene or evade the provisions of any insider dealing regulations, the rules of his own organisation or the rules of any regulatory body responsible for the regulation of that firm.

If you effect any transaction in securities with or on behalf of a customer whom you know to be an employee of a company or firm which carries on investment business and which relates to that particular investment, you must, unless you have good reason to believe that the company or firm has consented, inform the company or firm of the effecting of the transaction, its terms and the identity of the parties to it.

You must not effect any transaction in securities if you know or should reasonably know that Ashmore is prohibited from effecting the transaction for its own account or otherwise under the rules of its regulator.

If you are precluded by these rules from entering into a transaction, you must not procure any other person to enter into such a transaction or communicate any information or opinion to any person if you know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

17.5   EXCESSIVE AND SPECULATIVE DEALING

Your personal dealings must not interfere with the performance of your duties nor must they be of such nature or extent as to risk bringing the business of Ashmore into disrepute. In particular this means:

-    You must not carry out transactions, which you cannot afford to settle.

- Bear transactions (i.e. the sale of securities not owned by the seller) and uncovered options are not permitted.

- Same day trading in the same security and/or any related security of any type is prohibited other than in exceptional circumstances and then only if prior written permission has been obtained from the Compliance Officer.

17.6   INSIDE INFORMATION - INSIDER DEALING

A summary of the main provisions of insider dealing is set out in SECTION 10 and staff must observe at all times the provisions of these regulations. Alleged insider dealing and misuse of inside information is a very serious matter for Ashmore and its staff.

17.7 STAFF DEALING IN FUNDS WHERE ASHMORE IS INVESTMENT MANAGER ("ASHMORE LINKED PRODUCTS")

Ashmore staff investment in emerging markets has to be made through Ashmore's own funds.

Staff should not be in any better position when investing in Ashmore linked products than other investors in those products. THEREFORE, IF YOU WISH TO MAKE ANY PURCHASE OR SALE YOU MUST COMMIT YOURSELF TO DOING SO AT LEAST 14 DAYS BEFORE THE DEALING DATE. This period is to enable any unpublished price-sensitive information of which you may be aware, to become publicly available prior to the dealing date. SHOULD YOU THEREFORE WISH TO DEAL, YOU SHOULD ENSURE THAT

YOU HAVE AMPLE TIME TO OBTAIN COMPLIANCE APPROVAL AND TO SUBMIT YOUR ORDER BEFORE THE START OF THE TWO-WEEK PERIOD. OTHERWISE, YOUR PURCHASE MUST BE DEFERRED UNTIL THE NEXT AVAILABLE DEALING DAY.

Any staff wishing to buy or sell any Ashmore funds must obtain the PRIOR written approval of the Compliance Officer. Application should be made on the form in APPENDIX 17.1 - CONSENT TO DEALING IN ASHMORE-LINKED PRODUCTS.

IF YOU INVEST IN ASHMORE LINKED PRODUCTS YOU WILL NOT BE PERMITTED TO SELL THEM FOR A PERIOD OF AT LEAST 6 MONTHS.

The 14-day commitment period referred to above may be waived by the signature of both the Chief Executive and the Compliance Officer, but it should be noted that such waivers will not normally be given. Neither of the Compliance Officer or the Chief Executive can waive the requirement for himself. Where the Compliance Officer or the Chief Executive wishes to deal within the period, the requirement may be waived by the other one of them.

As with any personal trade, Compliance should be provided with a copy of the relevant contract note(s). When you place your order, if you are opening a new account with the administrator and a standing instruction is therefore not in place, you should inform the administrator:

- that you are an Ashmore employee (or your spouse, partner, etc for whom the deal is intended is your associate and you are an Ashmore employee), and

- that a copy of this and any future contract notes should be sent to the Ashmore Compliance Officer.

For clarification, the following currently represent the Ashmore linked products:

-      Ashmore Emerging Markets Liquid Investment Portfolio;
-      First Emerging Markets CBO Ltd;
-      Ashmore Local Currency Debt Portfolio;
-      Ashmore Russian Debt Portfolio;
-      Ashmore Emerging Markets Debt Fund;
-      Ashmore SICAV Emerging Markets Debt Fund;
-      Second Emerging Markets CBO Ltd;
-      Ashmore Asian Recovery Fund;
-      Ashmore Fund of Funds;
-      Ashmore Russian Equity Fund;
-      Ashmore Global Special Situations Fund;
-      Ashmore Emerging Economy Portfolio.

17.8   EXISTING EMERGING MARKETS PORTFOLIOS

Employees of Ashmore who were part of ANZ Group before the management buyout in February 1999 were subject to ANZ Group compliance procedures, which enabled them to hold emerging markets assets. When Ashmore compliance procedures were established after the buyout, there was no requirement to dispose of such assets. Such employees or their associates may therefore still be in possession of them.

If you held emerging markets assets at that time, and continue to hold them, you should inform the Compliance Officer. Such assets may continue to be held or disposed of (see below), but may not be replaced unless in accordance with the PA Dealing procedures in this chapter.

Before disposal, you must seek compliance approval, by completion of the form in Appendix 17.2 - Consent to Dealing in Emerging Markets Assets. Before a deal is compliance approved, the

Compliance Officer will establish whether or not any fund will be dealing in the same asset. Approval will be granted for a period of 24 hours only - if you do not deal within this period, a fresh approval must be gained.

17.9   NEW EMPLOYEES

New members of staff may join with existing investment portfolios. No later than 10 days after the date of commencement of your employment, you must report the following information (an Initial Holdings Report) to the Compliance Officer:

- The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership at the commencement date of your employment;

- The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit at that date; and

The Compliance Officer will record the date that your report is submitted.

If you commence employment in breach of the Ashmore Personal Account Dealing rules, you should take immediate steps to rearrange your portfolio, so that you do comply forthwith.

Details of the relevant breach should be brought to the attention of the Managing Director and Compliance Officer, who will agree and monitor your course of action.

In cases of hardship only, the Managing Director may agree that a rule be waived, subject to Compliance approval.

17.10  RECORD KEEPING

In accordance with COB7.13.11R, the Compliance Department will keep individual records by employee, including reports, dealing permissions granted, together with contract notes/broker statements etc for a period of five years after the relevant employee has ceased employment, and in accordance with Ashmore's Retention of Records policy, which also meets the record keeping requirements of Rule 17j-1(f) of the United States Investment Company Act 1940.

17.11  UNITED STATES SEC REQUIREMENTS

The requirements of this whole Section 17 are considered to be materially in compliance with the requirements of the United States Investment Company Act 1940 Rule 17j-1. All records maintained in accordance with this section are to be made available to the SEC for their review on request.

RETENTION OF RECORDS POLICY

This policy describes the required period for the retention of records and is based upon FSA Rules for record keeping, the record keeping requirements of the Investment Company Act of 1940 in the United States, and the requirements of the Inland Revenue for financial records.

Current working files will be retained within lockable cabinets, which will be locked each evening. All files taken from the cabinets during the working day are to be returned to the cabinets each evening to ensure they are secured overnight.

Archived files will be kept in boxes and the boxes will be numbered and the contents listed on the outside of the box for ease of identification. A master list of all archive boxes and files will be maintained and a review of records in the archives will be undertaken at least once per annum to identify records, which can now be destroyed.

TYPE OF RECORD                                  MINIMUM RETENTION PERIOD
---------------------------------------------   --------------------------------
Client files - current clients (includes        Indefinitely
general files, bibles and marketing files)

Client files - terminated clients               3 years from date of termination

Client files - original documents               Indefinitely (safe custody)

Transaction records:
-         Cash records                          3 years
-         Trade tickets and confirmations       5 years from settlement
-         NAV / revaluations                    Indefinitely
-         Deal Books                            Indefinitely (safe custody)

Finance and accounting records (all)            7 years

Compliance files:
      -   Correspondence with regulators        Indefinitely
      -   Advertising files                     3 years
      -   Personal Account Dealing records      5 years*
      -   Customer categorisation               3 years from termination
      -   Marketing categorisation              Indefinitely
      -   Breaches and complaints               Indefinitely*
      -   Compliance Manuals                    Indefinitely*
      -   Other compliance related records      As determined by compliance
                                                officer

Records relative to the US Investment
Company Act of 1940:
-         Annual report submitted to the
          Board of a Fund                       5 years*
          (Rule 17j-1(c)(2)(ii))
-         Record of all persons, who are
          or were required to make reports      Record to reflect a complete
          under Rule17j-1, or who are or        five year history*
          were responsible for reviewing
          such reports
-         record of any decision (and reason
          for such decision) to approve the     5 years*
          acquisition by investment personnel
          of IPOs or Limited Offerings
Counterparty documentation (ISDA/ISMA)          3 years from termination

*REQUIRED TO BE KEPT ON SITE AT PRINCIPAL PLACE OF BUSINESS.

For any records not listed above, or in the case of any doubt, refer to the Compliance Officer for guidance.